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                                                                    EXHIBIT 5.1


                               November   , 1996                   312/368-4000


The Board of Directors
Birman Managed Care, Inc.
502 Gould Drive
Cookeville, Tennessee 38506

Dear Sirs:

        We have examined the registration statement filed with the Securities and Exchange Commission on September 13, 1996 (Registration Statement No. 333-11957) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended, of 1,550,000 units ("Units"), each consisting of one share of common stock, $.001 par value per share ("Common Stock"), and one redeemable common stock purchase warrant ("Warrant") of Birman Managed Care, Inc., a Delaware Corporation (the "Company"), Common Stock reserved for issuance under the Warrants, warrants to purchase 1,550,000 Units to be issued to W.B. McKee Securities, Inc. ("Representative's Warrants"), Common Stock issuable upon exercise of Representative's Warrants, Warrants issuable upon exercise of Representative's Warrants, and Common Stock issuable upon exercise of Warrants issuable upon exercise of Representative's Warrants. We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of the Common Stock, Warrants, and Representative's Warrants by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

        On the basis of the foregoing, we are of the opinion that the 1,550,000 shares of Common Stock and 1,550,000 Warrants, the Common Stock issuable upon the proper exercise of the Warrants, the Representative's Warrants, the Common Stock issuable upon the proper exercise of the Representative's Warrants, the Warrants issuable upon the proper exercise of the Representative's Warrants, and the Common Stock issuable upon the proper exercise of Warrants issuable upon the proper exercise of the Representative's Warrants have been duly authorized, and, when issued and paid for on the basis referred to in the aforementioned registration statement, such shares and warrants will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the prospectus under the caption "Legal Matters."

                                                Very truly yours,

                                                RUDNICK & WOLFE